UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ATS Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
Dear Fellow Shareholder:
     You are cordially invited to attend the 2009 Annual Meeting of Shareholders of ATS Medical, Inc., which will be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis) beginning at 4:00 p.m. local time on Thursday, May 7, 2009.
     This booklet contains your official notice of the 2009 Annual Meeting and a Proxy Statement that includes information about the matters to be acted upon at the meeting. Our officers and directors will be on hand to review our operations and to answer questions and discuss matters that may properly arise.
     I sincerely hope that you will be able to attend our 2009 Annual Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.
Sincerely,

Michael D. Dale
Chairman of the Board of Directors
April 3, 2009
2009 ANNUAL MEETING OF SHAREHOLDERS

3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
     The 2009 Annual Meeting of Shareholders of ATS Medical, Inc. will be held on Thursday, May 7, 2009 at 4:00 p.m. local time at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, for the following purposes:
1.	To elect seven members to the Board of Directors to hold office for the ensuing year and until their successors are elected and qualified;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.
     Only holders of record of our common stock at the close of business on March 13, 2009 will be entitled to receive notice of and to vote at the meeting.
     Whether or not you plan to attend the meeting in person, you are requested to complete and return the enclosed proxy in the accompanying envelope. If you later decide to revoke your proxy, you may do so at any time before it is exercised.
By Order of the Board of Directors,

Michael R. Kramer
Chief Financial Officer and Secretary
April 3, 2009

PROXY STATEMENT

i

ATS MEDICAL, INC.
PROXY STATEMENT
     The Board of Directors of ATS Medical, Inc. is soliciting proxies for use at the 2009 Annual Meeting of Shareholders to be held on Thursday, May 7, 2009 at 4:00 p.m. local time at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, and at any adjournments thereof. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 3, 2009.
     The Board has set March 13, 2009 as the record date for the 2009 Annual Meeting. Each shareholder of record at the close of business on March 13, 2009 will be entitled to vote at the 2009 Annual Meeting. As of the record date, 71,241,459 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the 2009 Annual Meeting. Holders of our common stock are entitled to one vote per share. Therefore, a total of 71,241,459 votes are entitled to be cast at the meeting. There is no cumulative voting.
     Shareholders who sign and return a proxy may revoke it at any time before it is voted by giving written notice to our Corporate Secretary.
     Expenses in connection with this solicitation of proxies will be paid by us. Proxies are being solicited primarily by mail, but, in addition, our officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone or personally. We also will request that brokers or other nominees who hold shares of our common stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at our expense.
     Proxies that are completed, signed and returned to us prior to the 2009 Annual Meeting will be voted as specified. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this proxy statement, FOR the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting. If a shareholder abstains from voting as to any matter (or indicates a “withhold vote for” as to directors), then the shares held by such shareholder shall be deemed present at the 2009 Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the 2009 Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the 2009 Annual Meeting for purposes of calculating the vote with respect to such matters. A broker has discretionary authority to vote on the election of directors and the ratification of Grant Thornton LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from the shareholder.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2009: This Proxy Statement and our 2008 Annual Report, including our Annual Report on Form 10-K, are available on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=89111&p=irol-IRHome. (This site can also be reached by going to www.atsmedical.com, clicking on Investors, then SEC Filings or Annual Reports.)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth security ownership information pertaining to persons known by us to beneficially own more than 5% of our common stock, our directors and director nominees, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group as of February 16, 2009.
     Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them, and such shares are not subject to any pledge.

	Common Stock Beneficially Owned
	Amount and Nature of		Percent of Class
Name of Beneficial Owner	Beneficial Ownership		Outstanding

Alta Partners	11,760,000	(1)	16.5%
One Embarcadero Center, Suite 3700 San Francisco, California 94111

Essex Woodlands Health Ventures	11,063,831	(2)	15.5%
21 Waterway Avenue, Suite 225 The Woodlands, Texas 77380

Steven M. Anderson	46,650	(3)	*
Thaddeus Coffindaffer	237,959	(3)	*
Jeremy J. Curtis	27,226	(3)	*
Michael D. Dale	718,494	(3)	1.0%
David R. Elizondo	53,450	(3)	*
Michael R. Kramer	57,460	(3)	*
Robert E. Munzenrider	50,650	(3)	*
Guy P. Nohra	11,760,000	(3)(4)	16.5
Eric W. Sivertson	20,000	(3)	*
Theodore C. Skokos	3,276,514	(3)(5)	4.6%
Martin P. Sutter	11,113,831	(3)(6)	15.6%
All directors and executive officers as a group (14 persons)	27,412,343	(3)	38.5%

*	Less than 1%

(1)	Based on a Schedule 13D jointly filed with the Securities and Exchange Commission on July 3, 2008, by Alta Partners VIII, L.P. (“AP-VIII”), Alta Partners Management VIII, LLC (“APM-VIII”), Farah Champsi, Guy P. Nohra and Daniel Janney. APM-VIII is the sole general partner of AP-VIII, AP-IV is the management advisory company of AP-VIII and APM-VIII, and Ms. Champsi and Messrs. Nohra and Janney are the managing directors (the “Managing Directors”) of APM-VIII and officers or employees of AP-IV (collectively, the “Filing Persons”). AP-VIII has the sole power to dispose of and vote 11,760,000 shares. APM-VIII, AP-IV and each Managing Director may be deemed to share voting power and to direct the disposition of 11,760,000 shares. The Filing Person expressly disclaim status as a group for purposes of the filing of Schedule 13D.

(2)	Based on a Schedule 13D jointly filed with the Securities and Exchange Commissions on December 30, 2008 by Essex Woodlands Health Ventures Fund VIII, L.P (“EW-VIII”), Essex Woodlands Health Ventures Fund VIII-A, L.P. (“EW-VIII-A”), Essex Woodlands Health Ventures Fund VIII-B, L.P. (“EW-VIII-B”), Essex Woodlands Health Ventures VIII, L.P. (the “Partnership”), Essex Woodlands Health Ventures VIII, LLC (the “General Partner”) and Martin P. Sutter, James L. Currie, Mark Pacala, Jeff Himawan, Petri Vianio, Ron Eastman, Guido Neels, Steve Wiggins and Immanuel Thangaraj. EW-VIII has sole voting and sole investment power of 10,017,082 shares, which includes a warrant to purchase 2,311,635 shares. EW-VIII-A has sole voting and investment power of 729,553 shares, which includes a warrant to purchase 168,358 shares. EW-VIII-B has sole voting and investment power of 317,196 shares, which includes a warrant to purchase 73,199 shares. The Partnership and General Partner each may be deemed to have sole voting and investment power with respect to such securities and each disclaim beneficial ownership of such securities except to the extent of its pecuniary interest therein. Messrs. Sutter, Currie, Pacala, Himawan, Vianio, Eastman, Neels, Wiggins and Thangaraj are the managing directors and have shared dispositive power and voting power with respect to the securities held by the Essex Funds by unanimous consent and through the Partnership and Essex Funds and disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Mr. Sutter, in his individual capactiy, has sole voting and investment power of 50,000 shares.

(3)	Includes the following shares that may be acquired within 60 days of February 16, 2009 through the exercise of stock options or vesting of RSU awards: Mr. Anderson, 5,000 shares; Mr. Coffindaffer, 161,549 shares; Mr. Curtis, 17,526 shares; Mr. Dale, 442,559 shares; Mr. Elizondo,26,363 shares; Mr. Kramer, 22,736; Mr. Munzenrider, 17,500 shares; Mr. Nohra, 0 shares; Mr. Sivertson, 20,000 shares; Mr. Skokos, 0 shares, Mr. Sutter, 2,553,192 shares; and all executive officers and directors as a group, 3,285,892 shares.

(4)	Includes shares beneficially owned by entities of which Mr. Nohra is a managing director, officer or employee as described in footnote 1 above. Mr. Nohra’s address is c/o ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.

(5)	Mr. Skokos’s address is c/o ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.

(6)	Includes shares beneficially owned by entities of which Mr. Sutter is a managing director, officer or employee as described in footnote 2 above. Mr. Sutter’s address is c/o ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers and directors are required to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us, we believe that our executive officers and directors complied with all Section 16(a) filing requirements applicable to them during 2008, except for: (1) a late Form 4 filing made on June 6, 2008 for 18,750 shares sold by Eric Sivertson, a director, on June 3, 2008; and (2) two amendments filed on March 19, 2008 for Michael Dale, director and officer, amending a Form 4 initially filed on February 19, 2008 to correct the number of shares owned and amending a Form 4 initially filed on March 17, 2008 to report that a stock sale previously reported did not occur.
PROPOSAL 1 — ELECTION OF DIRECTORS
     Seven directors have been nominated for election to our Board of Directors at the 2009 Annual Meeting to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). Each of the nominee directors were elected by our shareholders at the 2008 Annual Meeting, except for Mr. Sutter. Mr. Sutter joined our Board in December 2008 in connection with our private placement of shares of our common stock and warrants to Essex Woodlands. The accompanying proxy is intended to be voted for the election of nominees for director named below, unless authority to vote for one or more nominees is withheld as specified on the proxy card. In accordance with Minnesota law, the nominees for election as directors at the 2009 Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.
     The Board of Directors recommends a vote FOR the election of the seven nominated directors. In accordance with Minnesota law, the seven nominees receiving the highest number of votes will be elected. Proxies will be voted FOR the election of the seven nominees unless otherwise specified.

     The nominees for election as directors have provided the following information about themselves.
     Michael D. Dale, 49, has been Chief Executive Officer and President of ATS Medical since October 2002, and Chairman of the Board of Directors since May 2004. From 1998 to 2002, Mr. Dale was Vice President of Worldwide Sales and Marketing at Endocardial Solutions, Inc., a company that developed and marketed an advanced cardiac mapping and catheter navigation system for the diagnosis and treatment of cardiac arrhythmias. From 1996 to 1998, Mr. Dale was Vice President of Global Sales for Cyberonics, Inc., a neuromodulation medical device company, and additionally was Managing Director of Cyberonics Europe S.A. From 1988 to 1996, Mr. Dale served in several capacities at cardiovascular medical manufacturer and marketer St. Jude Medical, Inc., a medical device manufacturer and marketer, most recently as the Business Unit Director for St. Jude Medical Europe. Mr. Dale is on the board of directors of Neuronetics, Inc., the world’s leader in Transcranial Magnetic Stimulation Therapy, which involves the use of MRI-strength magnetic fields to stimulate nerve cells in the brain for the treatment of patients suffering from depression. Mr. Dale also serves on the Advanced Medical Technology Association (AdvaMed) Board of Directors.
     Steven M. Anderson, 46, has been President of Acorn Cardiovascular, Inc., a company developing implantable therapies for the treatment of heart failure, since October 2007. Prior to his appointment as President, Mr. Anderson was Vice-President of Clinical, Regulatory, Reimbursement and Quality of Acorn Cardiovascular since 2000. From 1998 to 2000, Mr. Anderson served as Vice President of Regulatory, Clinical, Quality and Reimbursement at St. Croix Medical, Inc., a medical device company. From 1996 to 1998, Mr. Anderson served as Director of the Medical Division for TUV Product Service, a European notified body for the Medical Device Directive. Between 1987 and 1996, Mr. Anderson served in several capacities at St. Jude Medical, Inc., a medical device manufacturer and marketer, most recently as Senior Manager of Worldwide Regulatory Affairs. From 1982 to 1986 he served in a development engineering position at Medtronic, Inc. Mr. Anderson is currently an Adjunct Professor at the University of St. Thomas Graduate School. Mr. Anderson was elected as a director of ATS Medical in May 2006.
     Robert E. Munzenrider, 64, is a retired financial and operating executive. From 2000 to 2002, Mr. Munzenrider was President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc. In 1999, he served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce service provider, during part of 1999. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., a medical device manufacturer and marketer. From 1983 to 1997, he served as Vice President and Chief Financial Officer of three subsidiaries of Viad Corp. and its predecessor companies, including Travelers Express Company, Inc., Restaura, Inc. and Bell Atlantic Systems Leasing, Inc. (previously Greyhound Computer Corporation). Mr. Munzenrider is a Certified Public Accountant. Mr. Munzenrider also serves as a director on the board of Viad Corp. and is a Trustee Emeritus on the University of Montana Foundation. Mr. Munzenrider was elected as a director of ATS Medical in June 2003.
     Guy P. Nohra, 48, is a founder and managing director of Alta Partners, a venture capital firm investing in life science companies. Prior to founding Alta Partners in 1996, Mr. Nohra was a partner at Burr, Egan, Deleage & Co., which he joined in 1989 and served as a Vice President from 1989 to 1997. Previously, Mr. Nohra was a Product Manager of Medical Products with Security Pacific Trading Corporation where he was responsible for a multi-million dollar product line and traveled extensively in Korea, Taiwan, Hong Kong, China and Southeast Asia. Mr. Nohra has served as a director of ATS Medical since June 2007 when he joined our Board in connection with our private placement of shares of our common stock and warrants to Alta Partners. Mr. Nohra is a member of the boards of directors of several privately held medical device companies.
     Eric W. Sivertson, 58, has served as the President and Chief Executive Officer of Dymedix Corporation, a company developing and marketing technology to help advance the science of sleep medicine, since June 2005. Prior to Dymedix, Mr. Sivertson was a partner in the Minneapolis office of DHR International Executive Search, which focuses on the medical device, diagnostic and healthcare supply industries, during 2004 and 2005. In 2003, Mr. Sivertson was a partner at TMP/Highland Partners, an executive search firm. From 1999 to 2003, Mr. Sivertson served as President and Chief Executive Officer of netRegulus, Inc., a web-based medical device regulatory and clinical information technology company. From 1997 to 1999, Mr. Sivertson served as President and Chief Executive Officer of Biocompatible Cardiovascular, Ltd. Preceding this, Mr. Sivertson served as Division President of International, Cardiovascular and Cardiac Rhythm Management for St. Jude Medical, Inc., a medical device manufacturer and marketer, from 1985 to 1996. Mr. Sivertson started his career at American Hospital Supply Corporation and held various sales and marketing positions from 1976 to 1985, including Vice President of Marketing for the Convertors Division. Mr. Sivertson was elected as a director of ATS Medical in January 2003. Mr. Sivertson also serves on the board of directors of Dymedix Corporation and ExitCare LLC.
     Theodore C. Skokos, 61, is a retired attorney, having practiced law from 1973 through 1994. Since his retirement, he has been involved in various business enterprises, including founding and serving as an officer of three entities involved in the cellular telephone business and founding and serving as a member of the general partnership of Aloha Partners L.P., which holds the largest number of 700 MHz wireless spectrum licenses in the United States. Aloha Partners was acquired by AT&T Mobility in February 2008. Additionally, from 1999 to 2001, he served as chairman and president of The Flight Department, Inc., a privately held aircraft management and air charter company, located in Aspen, Colorado. Mr. Skokos has served as a director of ATS Medical since September 2006.
     Mr. Skokos was a founder and former Chairman of the Board of 3F Therapeutics, Inc. (“3F”), which was acquired by ATS Medical in 2006. Under the merger agreement between 3F and ATS Medical, the representative of the former stockholders of 3F was entitled to designate a person to serve as a member of our Board of Directors until our next annual meeting of shareholders. Mr. Skokos was selected by the 3F stockholder representative as its designee to our Board of Directors. Under the merger agreement, we are obligated to continue to nominate Mr. Skokos, or his successor, for election to the Board of Directors through 2013, unless he fails to be so elected or is removed from the Board of Directors. Other than in connection with the merger agreement described above, there are no arrangements or understandings between Mr. Skokos and any other persons pursuant to which Mr. Skokos was selected as a director.
     Martin P. Sutter, 53, is one of the two founding managing directors of Essex Woodlands Health Ventures. Educated in chemical engineering and finance, he has more than 25 years of management experience in operations, marketing, finance and venture capital. He began his career in management consulting with Peat Marwick, Mitchell & Co. in 1977 and moved to Mitchell Energy & Development Corp. (“MEDC”), now Devon Energy Corporation, a public company, where he held management positions overseeing various operating units. He founded and managed The Woodlands Venture Capital Company, a wholly-owned subsidiary of MEDC, in 1984 and formed The Woodlands Venture Partners, an independent venture capital partnership, in 1988. During his tenure with both organizations, he founded a number of successful healthcare companies originating from various institutions of the Texas Medical Center. In 1994, Mr. Sutter merged his venture practice with Essex Venture Partners to form Essex Woodlands Health Ventures (“Essex Woodlands”). Essex Woodlands manages eight venture capital limited partnerships with capital in excess of $2 billion. He currently serves on the board of LaJolla Pharmaceutical Company, a publicly traded biopharmaceutical company, Abiomed, Inc., a publicly traded medical device company and BioForm Medical, Inc., a publicly held company developing soft tissue augmentation products. Mr. Sutter holds a B.S. from Louisiana State University and an M.B.A. from the University of Houston. Mr. Sutter has been a director of ATS Medical since December 2008 when he joined our Board in connection with our private placement of shares of our common stock and warrants to Essex Woodlands.
DIRECTOR INDEPENDENCE
     The Board of Directors has determined that the following members of the Board are independent under the applicable listing standards of the NASDAQ Stock Market: Steven M. Anderson, Robert E. Munzenrider, Guy P. Nohra, Eric W. Sivertson and Martin P. Sutter. All of the members of our three standing committees are independent directors under the applicable listing standards of the NASDAQ Stock Market for such committees and under the rules of the Securities and Exchange Commission. In assessing the independence of the directors, the Board considers any transactions, relationships and arrangements between ATS Medical and our independent directors or their affiliated companies. This review is based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with ATS Medical or our management. In reviewing Mr. Nohra’s independence, the Board considered Mr. Nohra’s affiliations with Alta Partners, as described further under “Related Person Transactions” below. In reviewing Mr. Sutter’s independence, the Board considered Mr. Sutter’s affiliations with Essex Woodlands, as described further under “Related Person Transactions” below. There were no other transactions, relationships or arrangements between ATS Medical and any of the independent directors or the independent directors’ affiliated companies that came to the attention of the Board during our review of the independence of directors that warranted additional review.
COMMITTEES OF THE BOARD OF DIRECTORS AND ATTENDANCE
     The Board of Directors held nine meetings during 2008. Each director attended at least 75% of the meetings of the Board and the committees of which he was a member. All directors were in attendance at the 2008 Annual Meeting of Shareholders. Board members are encouraged to attend each annual meeting of shareholders.
     The Board of Directors has three standing committees: (1) an Audit, Finance and Investment Committee, (2) a Personnel and Compensation Committee and (3) a Nominating, Corporate Governance and Regulatory Compliance Committee. The charter for each of these committees is available for review on our website at www.atsmedical.com. The functions of the Audit, Finance and Investment Committee are to review and monitor our accounting policies and control procedures, including recommending the engagement of the independent registered public accounting firm and reviewing the scope of the audit. The Audit, Finance and Investment Committee, on which Messrs. Munzenrider, Anderson and Sivertson serve, held seven meetings during 2008. All of the members of the Audit, Finance and Investment Committee are independent for purposes of the NASDAQ listing requirements and the rules of the Securities and Exchange Commission. Mr. Munzenrider qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.
     The Personnel and Compensation Committee reviews and establishes compensation levels for each of our officers, as well as jointly administers our stock plans with the Board of Directors. The Personnel and Compensation Committee, on which Messrs. Sivertson, Anderson and Munzenrider served, held six meetings during 2008. On February 19, 2009 Mr. Munzenrider stepped down from the Personnel and Compensation Committee and Mr. Nohra joined the committee. All of the members of the Personnel and Compensation Committee are independent for purposes of the NASDAQ listing requirements.
     The Nominating, Corporate Governance and Regulatory Compliance Committee is responsible for determining the slate of director nominees for election by shareholders, which the committee recommends for consideration by the Board of Directors. During 2008, Messrs. Sivertson, Anderson and Munzenrider served on the Nominating, Corporate Governance and Regulatory Compliance Committee. Each of the current members and each of the 2008 members of the Nominating, Corporate Governance and Regulatory Compliance Committee is independent for purposes of the NASDAQ listing requirements. On February 19, 2009 Mr. Sivertson stepped down and Mr. Sutter joined the committee. During 2008, the Nominating, Corporate Governance and Regulatory Compliance Committee held two formal meetings and several discussions during Board meetings regarding board positions, and conducted interviews of potential director candidates.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Shareholders may send written communications to the attention of the Board of Directors. Any shareholder desiring to communicate with our Board of Directors, or one or more of our directors, may send a letter addressed to the Board of Directors c/o Corporate Secretary at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447. The Corporate Secretary has been instructed by the Board of Directors to promptly forward all communications so received to the full Board of Directors or the individual members of the Board of Directors specifically addressed in the communication.
NOMINATIONS
     All director nominees approved by the Board of Directors and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by shareholders at the next annual meeting.
     The Nominating, Corporate Governance and Regulatory Compliance Committee determines the required selection criteria and qualifications of the director nominees based upon the needs of ATS Medical at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business and finance. In general, candidates will be preferred who hold or have held an established executive level position in business, finance, law, education, research or government. The Nominating, Corporate Governance and Regulatory Compliance Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.
     The Nominating, Corporate Governance and Regulatory Compliance Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating, Corporate Governance and Regulatory Compliance Committee c/o Corporate Secretary at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held. No candidates for director nominations were submitted to the Nominating, Corporate Governance and Regulatory Compliance Committee by any shareholder in connection with the 2009 Annual Meeting.
     The Nominating, Corporate Governance and Regulatory Compliance Committee conducts a process of making preliminary assessments of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear to be best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating, Corporate Governance and Regulatory Compliance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at the next annual meeting of shareholders. The Nominating, Corporate Governance and Regulatory Compliance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination.
RELATED PERSON TRANSACTIONS
     Our Audit, Finance and Investment Committee is responsible for reviewing and approving all related party transactions. We annually require each of our directors and executive officers to complete a director and officer questionnaire that elicits information about related person transactions, including any such transactions that are required to be disclosed under the rules of the Securities and Exchange Commission. In 2004, we adopted a written Code of Conduct for our employees, including our principal executive officer, principal financial officer and principal accounting officer, which is posted on our website (www.atsmedical.com). Under our Code of Conduct our directors, officers and employees are expected to avoid conflicts of interest with ATS Medical and are required to report any such conflicts of interest to our Chief Executive Officer or Chief Financial Officer, or to the Chair of our Audit, Finance and Investment Committee. Our Audit, Finance and Investment Committee reviews all such transactions and relationships that come to its attention either through the director and officer questionnaires or otherwise, and considers whether to approve or take other appropriate action with respect to such transactions or relationships.
     On June 28, 2007, we completed a $16,415,000 private placement financing in which we issued to Alta Partners VIII, L.P. (“Alta”) 9,800,000 shares of our common stock and seven-year warrants to purchase up to 1,960,000 shares of our common stock. In June 2008, Alta exercised the warrant to purchase all 1,960,000 shares of common stock. The Company received $3.2 million as a result of the exercise. Because Alta was not a “related person” under the rules of the Securities and Exchange Commission at the time of the private placement, the Audit, Finance and Investment Committee did not review and approve the private placement to Alta.
     Guy P. Nohra became one of our directors after and as a result of the closing of the private placement to Alta. Mr. Nohra is one of the three managing directors of Alta Partners Management VIII, LLC (“Alta Management VIII”), the general partner of Alta. Mr. Nohra shares voting and investment powers with respect to the shares owned by Alta with the other managing directors of Alta Management VIII. As a result, under the rules of the Securities and Exchange Commission, Mr. Nohra beneficially owns 11,760,000 shares of our common stock. Mr. Nohra disclaims beneficial ownership of these securities, except to the extent of his proportionate pecuniary interest therein. The Audit, Finance and Investment Committee was aware of Mr. Nohra’s involvement in the Alta investment when he joined the Board of Directors.
     On June 29, 2008, we entered into a Subordinated Credit Agreement (“Credit Agreement”) with Theodore C. Skokos, a member of our Board of Directors, for a two-year, $5 million Revolving Credit Facility (“Credit Facility”). Advances under the Credit Facility will carry interest at 15% per annum payable quarterly. The Credit Facility also carries an annual commitment fee of 1% of the average unused Revolving Commitment Amount, payable annually. Our obligations to Mr. Skokos under the Credit Agreement are subordinate to (1) our obligations to the holders of the Company’s 6% Convertible Senior Notes due 2025 issued in October 2005 and (2) our obligations to Silicon Valley Bank. All assets are pledged as collateral on the Credit Facility. At March 31, 2009, no amounts had been drawn under the Credit Facility.
     In connection with the execution of the Credit Agreement, we issued to Mr. Skokos a warrant to purchase 245,098 shares of our common stock at $2.04 per share until June 29, 2015. In July 2008, Mr. Skokos exercised this warrant in full and we received $0.5 million from the exercise. We are obligated to issue additional seven-year warrants to Mr. Skokos in the future based on the total amount of advances under the Credit Facility. The maximum number of additional shares issuable pursuant to warrants issued under the Credit Facility is 490,196 shares (not including the warrant issued upon execution of the Credit Agreement), which represents 20% of the maximum amount of advances under the $5 million Credit Facility divided by the $2.04 warrant exercise price.
     On December 19, 2008, we completed a $20,000,000 private placement financing in which we issued to Essex Woodlands 8,510,639 shares of our common stock and warrants to purchase up to 2,533,192 shares of common stock at an exercise price of $2.475 per share during 2009, $2.85 per share during 2010, and $3.10 thereafter. The warrants expire on December 19, 2015. Because Essex was not a “related person” under the rules of the Securities and Exchange Commission at the time of the private placement, the Audit, Finance and Investment Committee did not review and approve the private placement to Essex.
     Martin P. Sutter became one of our directors after and as a result of the closing of the private placement to Essex. Mr. Sutter is one of the two founding managing directors of Essex Woodlands. Mr. Sutter shares voting and investment powers with respect to the shares owned by Essex with the other managing directors of Essex Woodlands. As a result, under the rules of the Securities and Exchange Commission, Mr. Sutter beneficially owns 8,560,639 shares of our common stock and warrants to purchase an additional 2,533,192 shares of our common stock. Mr. Sutter disclaims beneficial ownership of 8,560,639 shares, except to the extent of his proportionate pecuniary interest therein. Mr. Sutter owns 50,000 shares of our common stock in his individual capacity and he has sole voting and investment power with respect to such securities. The Audit, Finance and Investment Committee was aware of Mr. Sutter’s involvement in the Essex Woodlands investment when he joined the Board of Directors.

REPORT OF THE AUDIT, FINANCE AND INVESTMENT COMMITTEE
OF THE BOARD OF DIRECTORS
     The Audit, Finance and Investment Committee of our Board of Directors is composed of the following non-employee directors: Messrs. Sivertson, Anderson and Munzenrider. Mr. Munzenrider currently serves as the Chairman of the Audit, Finance and Investment Committee. All of the members of the Audit, Finance and Investment Committee are independent for purposes of the NASDAQ listing requirements. Mr. Munzenrider qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit, Finance and Investment Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Company’s website at www.atsmedical.com. The Audit, Finance and Investment Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of the Company’s independent registered public accounting firm.
     Management is responsible for the Company’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on our financial statements. The Audit, Finance and Investment Committee’s responsibility is to monitor and oversee these processes.
     In this context, the Audit, Finance and Investment Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit, Finance and Investment Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit, Finance and Investment Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit, Finance and Investment Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     The Company’s independent registered public accounting firm also provided to the Audit, Finance and Investment Committee the written disclosures and letter concerning its independence required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit, Finance and Investment Committee discussed with the independent registered public accounting firm the auditing firm’s independence. The Committee also considered whether non-audit services provided by the independent registered public accounting firm during the last fiscal year were compatible with maintaining the independent registered public accounting firm’s independence.
     Based upon the Audit, Finance and Investment Committee’s discussion with management and the independent registered public accounting firm and the Audit, Finance and Investment Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit, Finance and Investment Committee, the Audit, Finance and Investment Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.
Members of the Audit, Finance and Investment
Committee of the Board of Directors:
Robert E. Munzenrider, Chairman
Steven M. Anderson
Eric W. Sivertson

COMPENSATION OF DIRECTORS
     We pay each of our non-employee directors $20,000 as an annual retainer, payable quarterly, for service on our Board of Directors. An additional $5,000 annual retainer is paid quarterly to the chair of the Audit, Finance and Investment Committee, and a $3,500 annual retainer is paid quarterly to the Chair of the Personnel and Compensation Committee. In addition, non-employee directors are paid $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. Audit, Finance and Investment Committee and Personnel and Compensation Committee members, excluding the chairs, are paid an additional $750 for each meeting of the Audit, Finance and Investment Committee and Personnel and Compensation Committee attended. We also reimburse our directors for travel-related expenses.
     Upon initial election to the Board of Directors, each non-employee director is granted a restricted stock unit award (“RSU”) of 3,000 shares that vests on the second anniversary of the date of grant. In addition, upon each re-election to the Board of Directors, each non-employee director receives a yearly equity retainer of RSUs equal to $45,000, based on the closing price of our stock on the date of grant. Such RSUs vest on the earlier of the date of the second annual meeting following the date of grant or June 30 of the second year following the date of grant. Consistent with the foregoing, in 2008, Messrs. Anderson, Munzenrider, Nohra, Sivertson and Skokos each received RSU awards equal to $45,000, and Mr. Sutter received an RSU award of 3,000 shares.
     The following table shows the compensation of the members of our Board of Directors during 2008.
Director Compensation

	Fees
	Earned or	Stock	Option
	Paid in	Awards	Awards
Name (1)	Cash ($)	($)(2)	($)(3)	Total ($)

Steven M. Anderson	35,000	47,629	—	82,629
Robert E. Munzenrider	36,750	47,629	3,725	88,104
Guy P. Nohra (4)	25,500	17,418	—	42,918
Eric W. Sivertson	34,000	47,629	3,725	85,354
Theodore C. Skokos	27,000	40,451	—	67,451
Martin P. Sutter	—	128	—	128

(1)	Mr. Dale, our Chief Executive Officer and President, is not included in this table because he was an employee during 2008 and thus received no compensation for his service as a director. The compensation he received as an employee is shown in the Summary Compensation Table.

(2)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense for RSU awards as reported in our consolidated statements of operations for the 2008 fiscal year. See Note 9 of the consolidated financial statements in our 2008 Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards. The aggregate number of RSU awards outstanding at December 31, 2008 was 49,989 shares for each of Messrs. Anderson, Munzenrider, Sivertson and Skokos, 24,327 shares for Mr. Nohra and 3,000 shares for Mr. Sutter, all of which were awarded during 2007 or 2008. The grant date fair value of the 2008 RSU awards was $45,000 for Messrs. Anderson, Munzenrider, Nohra, Sivertson and Skokos, and $7,800 for Mr. Sutter.

(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense for stock option awards as reported in our consolidated statements of operations for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 9 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K. The aggregate number of stock options outstanding at December 31, 2008, was 5,000 options for Mr. Anderson, 17,500 options for Mr. Munzenrider,

20,000 options for Mr. Sivertson and no options for Messrs. Skokos, Nohra and Sutter. There were no stock option grants to our non-employee directors in 2008.

(4)	Mr. Nohra’s director fees are issued to Alta Partners IV, Inc.
     The Personnel and Compensation Committee regularly reviews and makes recommendations to the Board of Directors regarding compensation to be paid to our non-employee directors. From time to time, the Committee engages a compensation consultant to provide non-employee director compensation advice. The consultant analyzes each element of director compensation and total director compensation for comparable companies. The Personnel and Compensation Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the non-employee director compensation. If such a change is recommended by the Personnel and Compensation Committee, the full Board would then determine whether to approve the change. The Personnel and Compensation Committee did not engage a compensation consultant to review director compensation in 2008. Employee directors are not compensated for their service on the Board of Directors.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Philosophy
     Our compensation programs are designed to attract and retain key employees, motivating them for superior performance. The compensation programs are designed to encourage both short- and long-term performance and to emphasize increasing our shareholder value over the long-term. Our executive compensation programs impact all of our employees by establishing general levels of compensation and creating an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the impact of executive compensation and incentive programs on all of our employees.
     We also believe that the compensation of our executives should reflect their success relative to their individual development goals, as well as their collective success as a management team. Collective goals of management include growth in operating income metrics, which we believe will ultimately result in an increase in the value of our stock price. We believe that the performance of our executives in managing the company should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance, and ultimately, the management of the company by our executives. Consequently, we seek to have the long-term performance of our stock reflected in executive compensation through our equity incentive plans.
Overview of Compensation and our Process
     The Personnel and Compensation Committee of our Board of Directors (the “Committee”) is composed entirely of independent outside directors and is responsible for setting our compensation policy and approving each component of compensation for the executive officers named in the Summary Compensation Table below (our “named executive officers”). Our Chief Executive Officer develops initial recommendations for all components of compensation for our other named executive officers and presents the recommendations to the Committee for review and approval. In 2008, we subscribed to a third party compensation database to provide comparable company compensation data to assist the Committee in analyzing the reasonableness of its compensation for executive officers.

Components of Our Compensation Program
     During 2008, the principal components of compensation for our named executive officers were:
•	base salary;

•	performance-based cash incentive compensation; and

•	long-term equity incentive compensation.
     We do not have a pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, in general, our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain executive officers, while providing incentives to maximize long-term value for us and our shareholders.
     Base Salary
     We provide our named executive officers with base salary to compensate them for services rendered during the year. Base salary ranges are established for each of our executives based on his or her position and responsibility and by using market data. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 120% of the midpoint of the base salary established for each range.
     During its annual review of the base salaries for our executives, the Committee primarily considers:
•	market data provided by our outside data sources;

•	an initial review of the executive’s compensation, both individually and relative to other executive officers; and

•	the individual performance of the executive.
     The Committee reviews the base salary of an executive annually and also when he or she is promoted or when his or her job responsibilities are otherwise changed. Our executives are also eligible for merit-based salary increases based on the Committee’s assessment of individual performance.

     In February 2008, the Committee did not increase the base salaries of the executive management team but instead provided more long-term equity compensation. In February 2009, the Committee increased the base salaries of the executive officers as follows:

	2008	2009
Name and Principal Position	Base Salary	Base Salary

Michael D. Dale Chairman, Chief Executive Officer and President	$350,000	$450,000

Michael R. Kramer Chief Financial Officer	185,000	225,000

Jeremy J. Curtis (1) Vice President, Worldwide Marketing	210,000	210,000

Thaddeus Coffindaffer (2) Vice President, Sales	235,500	244,400

David R. Elizondo Vice President, Research, Development and Clinical Affairs	211,716	220,000

(1)	Mr. Curtis ceased to be an executive officer of the Company effective February 2, 2009.

(2)	Mr. Coffindaffer was appointed an executive officer of the Company effective June 5, 2008.
     The base salary increases were effective on April 1, 2009. Mr. Dale’s base salary was increased by 28.6% to reflect the fact he has not received an increase in his base salary since 2005. Mr. Kramer’s base salary was increased by 21.6% to better align his base salary with base salaries paid to his peer executive officers.
     Performance-Based Cash Incentive Compensation
     The 2008 Management Incentive Plan (“MIP”) is an annual cash incentive program based on a combination of corporate financial and individual objectives. The MIP was approved by the Committee in May of 2008 and was designed to align our incentive compensation to our 2008 operating objectives. Each named executive officer was eligible for a target MIP bonus of 50% of their base salary.
     For 2008, 60% of a named executive officer’s target MIP award was based on the achievement of corporate financial objectives relating to operating loss levels. The operating loss target was set at $9.0 million.
     The remaining 40% of each named executive officer’s target MIP bonus was based on individual SMART goals as determined by the Committee. The term “SMART” relates to a specific compensation philosophy that incentive goals should be Specific, Measurable, Attainable, Related to the mission and Time bound. Performance in relation to each executive’s SMART goals is measured and assessed by the Committee on a quarterly basis.

     Each year the Committee sets minimum, target and maximum levels for each component of the corporate financial objective of the MIP. Payment awards under the MIP are based on the attainment of the objective for the current year. As necessary, the Committee in its discretion may modify, re-weight or make adjustment to the corporate objectives and/or individual objectives during the course of the year to reflect changes in our business plan, the general business environment and other factors. In 2008, the Committee adjusted our operating results for purposes of the MIP by removing the impact of our payment in settlement of certain litigation in December 2008 and a portion of the related legal fees. Executive officers participating in the MIP receive:
•	no payment for a corporate financial objective portion of the MIP award unless we achieve the minimum performance level for that objective (90% of the target);

•	a payment ranging from 9% to 100% of the target award opportunity for the corporate financial objective portion of the MIP award if we achieve a performance level ranging from 90% to 100% of the target for that corporate financial objective; and

•	a payment ranging from 100% up to 182% of the target award opportunity for the corporate financial objective portion of the MIP award if we achieve a performance level ranging from over 100% up to 109% of the target for that corporate financial objective.
The MIP further provides that no awards will be payable pursuant to the MIP if the operating loss target is not achieved to at least the 85% level. For fiscal 2008, the adjusted operating loss was 104.6% of plan, which resulted in a 140% payout of the corporate financial objective portion of each named executive officer’s MIP award.
     Long-term Equity Incentive Compensation
     Our stock-based equity incentive awards are made pursuant to our 2000 Stock Incentive Plan. In the past, the Committee has awarded participants RSUs or stock options. In making awards of RSUs or stock options, the Committee may establish any conditions or restrictions it deems appropriate. Typically, the Committee awards RSUs, which vest in annual installments over a term of either four or five years with the first vesting occurring on the one-year anniversary of the grant date. All grants of stock options are made at the market price at the time of the grant. Annual awards of RSUs to executives are made at the Committee’s regularly scheduled February meeting. Awards of stock options or RSUs to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting on or following their hire date.
     Our long-term equity incentive compensation is designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business. In general, we view long-term equity incentive compensation as incentive for future performance and not as compensation for past accomplishments. Based on an analysis of executive equity ownership at comparable companies, the Committee has set target levels of equity ownership to guide its equity awards to executive officers. The Committee’s target level of equity ownership for the Chief Executive Officer is 3% to 5% and for the other executive officers is 1% of the Company’s outstanding stock. The RSUs awarded to the executive officers each year are intended to enable those officers to achieve these target levels over time.
     At its meeting in February 2008, the Committee granted RSUs to the named executive officers as indicated in the “Grants of Plan-Based Awards” table below. The number of RSUs awarded to each officer was determined based on a grant date value equal to a multiple of the officer’s base salary. For the executive officers other than the Chief Executive Officer this multiple was 70% of the salary grade mid-point for those officers. In the case of the Chief Executive Officer this multiple was 150% of base salary, subject to the annual cap on awards under the 2000 Stock Incentive Plan.
     The Committee also approved a special award of RSUs to executive officers in July 2008 as a result of an analysis of the projected equity ownership levels of executive officers compared to the target levels established by the Committee. Mr. Dale received an award of 200,000 RSUs and all other executive officers received an award of 50,000 RSUs.

Change in Control Agreements
     We have entered into change in control agreements with our named executive officers. The change in control agreements provide certain benefits upon termination of employment after a change of control depending on the circumstances of termination. The Committee believes that it is important to protect our executive officers in the event of a change of control. Further, it is the Committee’s belief that providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. The change in control agreements with our named executive officers contain a “double trigger” for change of control benefits, which means that there must be both a change of control and a termination of employment in order to receive benefits. The Committee believes the “double trigger” is more equitable than a “single trigger” because it prevents unnecessary payments to executive officers in the event of a friendly (non-hostile) change of control in which the executive officer’s employment is not terminated. The Committee considers change in control benefits to be an important element of a competitive compensation package but does not consider change in control benefits to be a significant factor in determining annual total compensation. For details on the terms of the change in control agreements and the amounts each named executive officer would have received under the applicable agreement based on a hypothetical termination date of December 31, 2008, see “Potential Payments Upon Termination After a Change in Control.”
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to certain executive officers to $1.0 million, unless the compensation qualifies as a “performance-based compensation” under the Internal Revenue Code. Compensation resulting from RSU and stock option awards under the 2000 Stock Incentive Plan will not be counted toward the $1.0 million of deductible compensation under Section 162(m). The Committee believes that the compensation paid during 2008 to our named executive officers pursuant to the 2000 Stock Incentive Plan will be deductible.
Compensation Committee Report
     The Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Personnel and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2008 Annual Report.
Members of the Personnel and Compensation
Committee of the Board of Directors:
Eric W. Sivertson, Chairman
Steven M. Anderson
Guy P. Nohra

Summary Compensation Table
     The following table sets forth the cash and non-cash compensation for the last three fiscal years awarded to or earned by the individuals who served as our chief executive officer and chief financial officer and our three other most highly compensated executive officers during fiscal year 2008.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

Michael D. Dale	2008	350,000	—	206,738	—	217,000	44,929	(5)	818,667
Chairman, Chief Executive	2007	350,000	—	192,788	—	—	1,365		544,153
Officer and President	2006	350,000	100,000	198,251	21,552	78,400	1,000		749,203

Michael R. Kramer	2008	185,000	—	79,907	—	110,260	4,179		379,346
Chief Financial Officer	2007	168,846	—	30,010	—	—	3,875		202,731
	2006	27,459	—	2,356	—	5,586	67,424		102,825

Jeremy J. Curtis	2008	210,000	—	62,904	—	112,560	134,315	(6)	519,779
Vice President, Worldwide	2007	113,077	74,000	16,121	—	—	71,488		274,686
Marketing

Thaddeus Coffindaffer	2008	235,000	—	87,393	—	138,180	16,122	(7)	476,694
Vice President, Sales

David R. Elizondo	2008	211,716	—	72,894	—	119,831	4,395		408,836
Vice President, Research,	2007	205,870	—	32,382	—	—	4,008		242,260
Development and Clinical Affairs

(1)	Under current reporting rules, only purely discretionary or guaranteed bonuses are disclosed in this column. Except for the bonuses shown in this column, all of our bonuses were awarded based upon the achievement of certain performance targets. Accordingly, most of our bonus amounts are reported in the Non-Equity Incentive Plan Compensation column.

(2)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense for RSU awards as reported in our consolidated statements of operations for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at the time the RSU award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The expenses reported in this column relate to RSU grants originally made in 2005 through 2008. The original total cost of these awards was based on the number of units awarded and the fair market value of our common stock on the date the grant was made. See Note 9 of the consolidated financial statements in our 2008 Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards.

(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense for stock option awards as reported in our consolidated statements of operations for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at the time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The expense reported in this column relates to stock option grants originally made in 2002. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 9 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K.

(4)	The amounts in this column relate to awards granted under our MIP. The MIP is discussed in the Compensation Discussion and Analysis section of this proxy statement.

(5)	Includes life insurance coverage paid by the Company of $39,886, tax preparation services of $4,743 and other miscellaneous compensation of $300.

(6)	Includes moving and relocation reimbursement of $134,015 and other miscellaneous compensation of $300.

(7)	Includes an automobile allowance, a matching contribution by ATS Medical into the 401(k) plan and the value of sales award trips.

Grants of Plan-Based Awards
     The following table summarizes the 2008 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table. All of the non-equity incentive plan-based awards were made under our MIP. All of the equity incentive plan-based awards were made under our 2000 Stock Incentive Plan.
Grants of Plan-Based Awards

					All Other
					Stock
					Awards:
					Number of		Grant Date
		Estimated Future Payouts Under			Shares of		Fair Value of
		Non-Equity Incentive Plan Awards (1)			Stock or		Stock and
	Grant	Threshold	Target	Maximum	Units		Option
Name	Date	($)	($)	($)	(#)(2)		Awards (3)

Michael D. Dale	—	9,545	175,000	260,909	—		—
	2/18/08	—	—	—	300,000	(4)	471,000
	7/30/08	—	—	—	200,000	(5)	534,000

Michael R. Kramer	—	5,045	92,500	137,909	—		—
	2/18/08	—	—	—	87,629	(4)	137,578
	7/30/08	—	—	—	50,000	(5)	133,500

Jeremy J. Curtis	—	5,727	105,000	156,545	—		—
	2/18/08	—	—	—	87,629	(4)	137,578
	7/30/08	—	—	—	50,000	(5)	133,500

Thaddeus Coffindaffer	—	6,409	117,500	175,182	—		—
	2/18/08	—	—	—	87,629	(4)	137,578
	7/30/08	—	—	—	50,000	(5)	133,500

David R. Elizondo	—	5,774	105,858	157,825	—		—
	2/18/08	—	—	—	87,629	(4)	137,578
	7/30/08	—	—	—	50,000	(5)	133,500

(1)	These columns show the potential payments for each of the named executive officers under the MIP. The material terms of the MIP are described in the Compensation Discussion and Analysis section of this proxy statement. Generally, the actual bonus incentive amounts paid based on our performance are reported in the Non-Equity Incentive Plan Compensation Column in the Summary Compensation Table.

(2)	All equity awards in fiscal 2008 to the named executive officers were in the form of RSUs. Holders of RSUs are entitled to receive dividend equivalents on the RSUs awarded, whether vested or unvested, when and if dividends are declared by the Board on our common stock. The RSUs become immediately vested in full in the event of the executive officer’s disability or death or upon a change in control of ATS Medical. No stock options were awarded to the named executive officers in fiscal 2008.

(3)	The grant date fair value of RSUs awarded is based on the closing market price of our common stock on the date of grant.

(4)	These RSUs vest at a rate of 20% each year on the following vesting dates: March 15, 2009, 2010, 2011, 2012 and 2013.

(5)	These RSUs vest at a rate of 20% each year beginning on the first anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes the total outstanding equity awards held at the end of the 2008 fiscal year by the executive officers named in the Summary Compensation Table:
Outstanding Equity Awards at Fiscal Year-End

					Stock Awards
	Option Awards				Number of		Market
	Number of	Number of			Shares or		Value of
	Securities	Securities			Units of		Shares or
	Underlying	Underlying			Stock Held		Units of
	Unexercised	Unexercised	Option		That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)(1)	(#)(1)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)(2)

Michael D. Dale	225,000	—	0.37	9/18/2012	—		—
	75,000	—	0.37	9/18/2012	—		—
	50,000	—	3.80	12/19/2013	—		—
	—	—	—	—	200,000	(3)	556,000
	—	—	—	—	300,000	(4)	834,000
	—	—	—	—	130,233	(5)	362,048
					24,000	(6)	66,720

Michael R. Kramer	—	—	—	—	50,000	(3)	139,000
	—	—	—	—	87,629	(4)	243,609
	—	—	—	—	40,000	(7)	111,200
	—	—	—	—	20,837	(5)	57,927
	—	—	—	—	16,000	(8)	44,480
	—	—	—	—	12,000	(9)	33,360

Jeremy J. Curtis	—	—	—	—	50,000	(3)	139,000
	—	—	—	—	87,629	(4)	243,609
	—	—	—	—	68,000	(10)	189,040

Thaddeus Coffindaffer	100,000	—	3.36	8/16/2013	50,000	(3)	139,000
	20,000	—	3.80	12/19/2013	87,629	(4)	243,609
	5,000	—	3.80	10/28/2013	16,089	(5)	44,727
	—	—	—	—	60,000	(5)	166,800
	—	—	—	—	12,000	(6)	33,360
	—	—	—	—	1,250	(11)	3,475

David R. Elizondo	—	—	—	—	50,000	(3)	139,000
	—	—	—	—	87,629	(4)	243,609
	—	—	—	—	35,348	(5)	98,267
	—	—	—	—	30,000	(12)	83,400

(1)	All outstanding options were fully vested at December 31, 2008.

(2)	Market value of RSU awards outstanding at year-end is based on the closing market price of our common stock at December 31, 2008 of $2.78 per share.

(3)	20% of remaining unvested award vests at each vesting date, which is July 30.

(4)	20% of remaining unvested award vests at each vesting date, which is March 15.

(5)	25% of remaining unvested award vests at each vesting date, which is March 15.

(6)	33 1/3% of remaining unvested award vests at each vesting date, which is January 10.

(7)	25% of remaining unvested award vests at each vesting date, which is August 1.

(8)	25% of remaining unvested award vests at each vesting date, which is February 13.

(9)	33 1/3% of remaining unvested award vests at each vesting date, which is October 2.

(10)	25% of remaining unvested award vests at each vesting date, which is June 4.

(11)	Vests January 10, 2009.

(12)	33 1/3% of remaining unvested award vests at each vesting date, which is September 29.
Option Exercises and Stock Vested Table
     The following table summarizes information with respect to restricted stock and restricted stock unit awards vested during fiscal 2008 for each of the executive officers named in the Summary Compensation Table. No stock options were exercised by the executive officers named in the Summary Compensation Table.
Stock Vested

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(1)

Michael D. Dale	90,559	169,194
Michael R. Kramer	23,210	51,478
Jeremy J. Curtis	17,000	37,060
Thaddeus Coffindaffer	24,273	38,143
David R. Elizondo	18,838	40,950

(1)	Value determined by multiplying the number of shares of restricted stock or RSUs vested by the closing market price of a share of our common stock on the vesting date.
Employment Agreements and Potential Payments Upon Termination or Change in Control
Employment Agreement with Michael D. Dale
     Michael D. Dale has served as our President and Chief Executive Officer since October 2002 pursuant to an employment agreement dated September 18, 2002. Mr. Dale’s initial annual base salary under the agreement was $250,000, which was increased to $270,000 in 2004 and to $350,000 in 2005. Mr. Dale’s salary remained at $350,000 from 2006 through and 2008. Effective April 1, 2009, the Board of Directors increased Mr. Dale’s salary to $450,000. Mr. Dale’s employment agreement may be terminated at will by either party, provided that if we terminate the agreement without cause, Mr. Dale would be entitled to a severance payment from the Company equal to twelve months salary ($450,000 as of the date of this proxy statement). The agreement also contains a non-competition obligation pursuant to which Mr. Dale agrees not to compete with us during the term of the agreement and for a period of one year following his termination.
Payments Made Upon Termination
     If the employment of any of Messrs. Dale, Kramer, Curtis, Coffindaffer and Elizondo is voluntarily or involuntarily terminated, they will not be entitled to any additional benefits or payments from us other than what has accrued and is vested under the benefit plans discussed in this proxy statement, including under the heading “Summary Compensation Table,” except as otherwise set forth under “Employment Agreement with Michael D. Dale” above. A voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or RSUs. Upon an executive officer’s voluntary or involuntary termination, the executive officer will forfeit his or her unvested RSUs and will have three months from the date of termination to exercise his or her stock options.

Payments Made Upon Disability
     In the event of the disability of any of Messrs. Dale, Kramer, Curtis, Coffindaffer and Elizondo, we will pay the executive officer a disability benefit in an amount that is equal to 60% of their current annual compensation, not to exceed $10,000 per month. The definition of disability is the same as that used for the disability plan covering all employees. The payments continue until the participant dies, ceases to have a disability, or attains the age of 65. If the employment of Messrs. Dale, Kramer, Curtis, Coffindaffer and Elizondo is terminated due to disability, our standard RSU agreement contains terms that provide for the acceleration of any RSUs upon disability. If, as of the end of 2008, the employment of Messrs. Dale, Kramer, Curtis, Coffindaffer and Elizondo was terminated due to a disability, the value of the RSUs that would have accelerated would have been $1,818,768, $629,575, $571,649, $630,971 and $564,276, respectively.
Payments Made Upon Death
     In the event of death of any of Messrs. Dale, Kramer, Curtis, Coffindaffer and Elizondo, we will make a one-time, lump sum payment to the executive officer’s estate in an amount equal to the executive officer’s annual salary, not to exceed $150,000. No additional benefits or payments will accrue to, or be paid to, the executive officer, other than what has accrued and is vested under the benefit plans discussed in this proxy statement, including under the heading “Summary Compensation Table.” If the employment of Messrs. Dale, Kramer, Curtis, Coffindaffer and Elizondo is terminated due to death, our standard RSU agreement contains terms that provide for the acceleration of any RSUs upon death. If, as of the end of 2008, the employment of Messrs. Dale, Kramer, Curtis, Coffindaffer and Elizondo was terminated due to the executive officer’s death, the value of RSUs that would have accelerated would have been $1,818,768, $629,575, $571,649, $630,971 and $564,276, respectively.
Potential Payments Upon Termination After a Change in Control
     We have entered into change in control agreements with Messrs. Dale, Kramer, Curtis, Elizondo and Coffindaffer. The change in control agreements provide that if the officer’s employment with us is terminated within 24 months after a change in control either by us (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum severance payment equal to two times the executive officer’s base salary, as limited by Section 280G of the Internal Revenue Code of 1986, as amended. In addition, the executive officer is entitled to medical benefits and certain other benefits for up to 24 months following termination. “Good reason” is defined as the termination of employment as a result of a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 35 miles. A “change in control” is generally defined as an acquisition of more than 35% of our outstanding common stock by any person or group, the merger or sale of ATS Medical or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors. Our standard RSU agreement and some of our option agreements contain terms that provide for the acceleration of any RSUs and stock options upon a change in control of ATS Medical.
     If there had been a change in control of ATS Medical as of the end of 2008 and the employment of the executive officers named in the Summary Compensation Table had been immediately terminated, Messrs. Dale, Kramer, J. Curtis, Coffindaffer and Elizondo would have been entitled to receive, pursuant to the terms of the agreements, lump sum payments, including salary and benefits, upon termination of $729,531, $399,531, $449,531, $499,531 and $452,963, respectively. In addition, if there had been a change in control of ATS Medical as of the end of 2008, the value of the RSUs held by Messrs. Dale, Kramer, J. Curtis, Coffindaffer and Elizondo that would have accelerated would have been $1,818,768, $629,575, $571,649, $630,971 and $564,276, respectively.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board of Directors, based upon the recommendation of the Audit, Finance and Investment Committee, has appointed Grant Thornton LLP as our independent registered public accounting firm to examine our financial statements for the current fiscal year ending December 31, 2009 and to perform other appropriate accounting services. Grant Thornton LLP has served as our independent registered public accounting firm since August 2006, and has no relationship with us other than that arising from their employment as our independent registered public accounting firm.
     While we are not required to do so, we are submitting the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit, Finance and Investment Committee will reconsider its selection.
     Representatives of Grant Thornton LLP will be present at the 2009 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
     The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the 2009 Annual Meeting is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, provided that the total number of shares that voted in favor of ratification constitutes more than 25% of our outstanding shares.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
     Grant Thornton LLP, our independent registered public accounting firm, provides both audit and non-audit services to us. The fee table below reports fees billed or to be billed to us for professional services provided to us during 2007 and 2008 by Grant Thornton LLP. Based in part on its review of the nature and value of services provided by Grant Thornton LLP, our Audit, Finance and Investment Committee has concluded that the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s independence. The Audit, Finance and Investment Committee has approved, pursuant to its pre-approval policies described below, all of the services listed below.

	2008	2007

Audit Fees	$281,450	$341,469

Audit-Related Fees (1)	13,000	54,300

Tax Fees (2)	6,812	—

All Other Fees	—	—

Total Fees	$301,262	$395,769

(1)	These fees represent services performed in connection with audits of our 401(k) plan and also reflect acquisition-related consulting fees.

(2)	These fees represent tax services in connection with Canadian tax filings.
     All services provided by our independent registered public accounting firm, Grant Thornton LLP, are subject to pre-approval by our Audit, Finance and Investment Committee. The Audit, Finance and Investment Committee has authorized the Chair of the Audit, Finance and Investment Committee to approve services by Grant Thornton LLP in the event there is a need for such approval prior to the next Audit, Finance and Investment Committee meeting. However, a full report of any such interim approvals must be given at the next Audit, Finance and Investment Committee meeting. Before granting any approval, the Audit, Finance and Investment Committee (or the committee Chair, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Grant Thornton LLP is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit, Finance and Investment Committee (or the

committee Chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Grant Thornton LLP’s independence.
PROPOSALS FOR THE 2010 ANNUAL MEETING
     Any proposal by a shareholder to be included in our proxy material and presented at the 2010 Annual Meeting of Shareholders must be received at our principal executive offices, 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447, Attention: Corporate Secretary, no later than December 4, 2009. In addition, in connection with any matter to be proposed by a shareholder at the 2010 Annual Meeting, but not proposed for inclusion in our proxy materials, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by our Corporate Secretary at our principal executive office by February 17, 2010.
ANNUAL REPORT ON FORM 10-K
     Our Annual Report on Form 10-K, including financial statements for the year ended December 31, 2008, accompanies, or has been mailed to you immediately prior to, this proxy statement. The 2008 Annual Report on Form 10-K is also available on our website at www.atsmedical.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to our Corporate Secretary at ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.
OTHER MATTERS
     The Board of Directors does not know of any other business to come before the 2009 Annual Meeting. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.
     Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.
By Order of the Board of Directors,

Michael D. Dale
Chief Executive Officer
April 3, 2009

ATS MEDICAL, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 7, 2009
4:00 p.m.
OFFICES OF DORSEY & WHITNEY LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota

ATS MEDICAL, INC. 3905 Annapolis Lane Minneapolis, Minnesota 55447	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 3, 2009, appoints Michael D. Dale and Michael R. Kramer proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the matters shown on the reverse side, all shares of common stock of ATS Medical, Inc. which the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders of ATS Medical, Inc., to be held on Thursday, May 7, 2009 at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota at 4:00 p.m. and any adjournment thereof.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/atsi/
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 6, 2009. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recording provides you.

PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 6, 2009. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to ATS Medical, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card

If you vote by Phone or Internet, please do not mail your Proxy Card.
ò Please fold here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01	Michael D. Dale	05	Eric W. Sivertson	☐	FOR all nominees	☐	WITHHOLD AUTHORITY
	02	Steven M. Anderson	06	Theodore C. Skokos		listed to the left		to vote for all nominees
	03	Robert E. Munzenrider	07	Martin P. Sutter		(except as marked to
	04	Guy P. Nohra				the contrary below)

(Instructions: To withhold authority to vote for any indicated nominee, mark “FOR all nominees” and write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	For	☐	Against	☐	Abstain
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority